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Exhibit 99.1

IDEC PHARMACEUTICALS ANNOUNCES RESULTS OF PHASE II CLINICAL
TRIALS OF IDEC-114 ANTIBODY IN PSORIASIS

San Diego, California (September 5, 2002)—IDEC Pharmaceuticals Corporation (Nasdaq: IDPH) today announced that it has completed a preliminary review of the clinical results of its two Phase II clinical trials of IDEC-114 for patients with moderate-to-severe psoriasis, and that the data did not support further development in this indication.

"The data indicated that while IDEC-114 was well-tolerated at the dose levels administered, the level of clinical efficacy seen did not support further study in psoriasis," said Paul Grint, M.D., Chief Medical Officer. "However, we are encouraged by the safety profile of this antibody, and are actively evaluating other immunologic disorders for Phase II clinical testing. We will focus on diseases where the immunopathology is mediated by CD4 cells rather than CD8 cells, which are known to be dependent for their activation on the pathway being blocked by IDEC-114," added Dr. Grint.

It is IDEC's intent to present detailed results from these studies at a future peer review venue. In the meantime, the development of IDEC-114 in non-Hodgkin's lymphoma (NHL) continues as planned. IDEC is completing a Phase I, single-agent, multiple-dose trial of IDEC-114 in relapsed NHL and plans to begin accrual in a Phase I/II combination trial with Rituxan in relapsed low grade NHL.

IDEC-114 is a PRIMATIZED® anti-CD80 (anti-B7-1) monoclonal antibody that selectively targets an important co-stimulatory molecule on antigen-presenting cells. The antibody inhibits the binding of the B7-1 ligand on antigen-presenting cells to the CD28 receptor on T cells, thus blocking the second signal for inflammatory T-cell activation. Inappropriately activated T cells are implicated in many autoimmune disorders, making IDEC-114 potentially useful in a wide variety of disease states.

IDEC Pharmaceuticals Corporation is a leader in the discovery, development, and commercialization of targeted immunotherapies for the treatment of cancer and autoimmune diseases. IDEC discovered and developed the first monoclonal antibody product (Rituxan®) and the first radioimmunotherapy product (Zevalin™) approved in the United States for the treatment of cancer. IDEC is a San Diego based, integrated biopharmaceutical company with multiple products in clinical stage development and strategic alliances in a variety of research platforms. For a menu of IDEC's current news releases and quarterly reports or to retrieve a specific release, call (888) 329-2309.

The statements made in this press release contain certain forward-looking statements that involve a number of risks and uncertainties. Actual events or results may differ from IDEC's expectations. For example, the timing, success and cost of preclinical research and clinical studies, the timing, acceptability and review periods for regulatory filings, the timing of and ability to obtain regulatory approval of products, the achievement of future product sales, the level of manufacturing performance and the risk factors listed from time to time in IDEC's SEC filings including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2001 and Form 10-Q for the quarter ended June 30, 2002, may affect the actual results achieved by IDEC. These forward-looking statements represent the company's judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

IDEC Pharmaceuticals and Rituxan are registered U.S. trademarks of the company. Zevalin is a trademark of the company. The company's headquarters are located at 3030 Callan Road, San Diego, CA 92121.

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IDEC PHARMACEUTICALS ANNOUNCES RESULTS OF PHASE II CLINICAL TRIALS OF IDEC-114 ANTIBODY IN PSORIASIS